UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3025021
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

211 Main Street, San Francisco, California	94105
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock — $.01 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This registration statement is filed with the Securities and Exchange Commission in connection with the company’s transfer of its listing of common stock to the New York Stock Exchange.

Item 1.	Description of Registrant’s Securities to be Registered.

The following description of our common stock does not purport to be complete and is qualified by our Fifth Restated Certificate of Incorporation (certificate of incorporation) and Fourth Restated Bylaws, as amended, (bylaws) which are filed as Exhibit 3.11 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and Exhibit 3.1 to our Current Report on Form 8-K dated January 27, 2010. Additionally, the General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.

General

We have 3,000,000,000 shares of authorized common stock, $0.01 par value per share, of which 1,192,216,294 were outstanding as of January 29, 2010. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of our capital stock, except as our board of directors may provide with respect to any class or series of preferred stock that our board of directors may hereafter authorize. Our certificate of incorporation provides for a classified board but does not provide for cumulative voting. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Restrictions on Ownership

The Savings and Loan Holding Company Act requires any “savings and loan holding company,” as defined in the Savings and Loan Holding Company Act, to obtain the approval of the Office of Thrift Supervision prior to the acquisition of more than 5% of our common stock. Any other company, other than a bank holding company, is required to obtain prior approval of the Office of Thrift Supervision to acquire 10% or more of our common stock under the Savings and Loan Holding Company Act. Any person, other than a company, is required to provide prior notice to the Office of Thrift Supervision to acquire 10% or more of our common stock under the Change in Bank Control Act. Any company holding of 25% or more of our common stock, or a company holding 10% or more if the company otherwise exercises a “controlling influence” over us, is subject to regulation as a savings and loan holding company under the Savings and Loan Holding Company Act.

Business Combination Statute

Under Delaware law, a corporation is prohibited from engaging in any business combination with any interested stockholder, defined as the beneficial owner of 15% or more of the voting power of the corporation, for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

•

on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under Delaware law, a corporation has the option to opt-out of the above business combination statute. Neither our certificate of incorporation nor our bylaws excludes us from the restrictions imposed by this provision.

Supermajority Vote Requirement

Our certificate of incorporation requires the approval of a supermajority of our stockholders for some business combinations with interested stockholders. Our certificate of incorporation defines an interested stockholder as a person, partnership or group which directly or indirectly beneficially owns more than 15% of the voting power of our outstanding shares, or an affiliate or associate of a 15% owner. Notwithstanding any lesser percentage permitted by law, under our certificate of incorporation, 80% of the voting power of our stockholders, voting together as a single class, must approve any of the following business combinations:

•	a merger of The Charles Schwab Corporation or any of our subsidiaries with an interested stockholder or an affiliate or associate of an interested stockholder;

•	any sale to an interested stockholder of assets of The Charles Schwab Corporation or one of our subsidiaries, if those assets have a fair market value of $5,000,000 or more;

•	any sale to The Charles Schwab Corporation or any of our subsidiaries of assets of the interested stockholder, if those assets have a fair market value of $5,000,000 or more;

•

the issuance or transfer by The Charles Schwab Corporation or any of our subsidiaries of any of our securities or any securities of our subsidiaries to an interested stockholder, unless the fair market value of the property received has a fair market value of less than $5,000,000;

•

any reclassification of our securities, our merger or consolidation with any of our subsidiaries, or any similar transaction which has the effect of increasing the proportionate amount of the outstanding shares of any class of equity securities of The Charles Schwab Corporation or any of our subsidiaries which is directly or indirectly owned by any interested shareholder or its affiliate or associate; or

•	the adoption of any plan or proposal for the liquidation or dissolution of The Charles Schwab Corporation.

The supermajority vote requirement does not apply to business combinations approved by a majority of disinterested directors. A disinterested director is any member of our board who:

•	is not an interested stockholder;

•	is not an affiliate or a representative of an interested shareholder;

•	is not a party to an agreement or arrangement with an interested stockholder to act in concert with that interested stockholder to direct our management or policies; and

•

either was a member of our board before the interested stockholder became an interested stockholder or was nominated to succeed a disinterested director by a majority of the disinterested directors; provided that, this requirement does not apply if the business combination involves a party that was an interested stockholder of The Charles Schwab Corporation on July 30, 1987.

The supermajority requirement does not apply to business combinations meeting fair price and procedural requirements set forth in our certificate of incorporation.

Item 2.	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE CHARLES SCHWAB CORPORATION

Date: February 23, 2010	By:	/s/ Mark P. Tellini

Mark P. Tellini
Senior Vice President and Deputy General Counsel

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